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Exhibit 11

                COMPUTATION OF EARNINGS PER COMMON SHARE ("EPS")
                     OMNICARE, INC. AND SUBSIDIARY COMPANIES
                                    UNAUDITED

(in thousands, except per share data)

                                                                               Three Months Ended         Nine Months Ended
                                                                                  September 30,             September 30,
                                                                             ---------------------      ---------------------
                                                                               2003          2002         2003          2002
                                                                             --------      -------      --------      -------
Basic Earnings:
    Net income                                                               $ 48,830      $29,066      $132,754      $87,200
                                                                             ========      =======      ========      =======
    Shares
      Weighted average number of common
          shares outstanding                                                  101,965       94,245        97,490       94,129
                                                                             ========      =======      ========      =======

          Basic EPS                                                          $   0.48      $  0.31      $   1.36      $  0.93
                                                                             ========      =======      ========      =======

Diluted Earnings (a)(b):
    Net income                                                               $ 48,830      $29,066      $132,754      $87,200
    Interest expense related to 5.0% Convertible Debentures, net of taxes          --           --         4,870           --
                                                                             --------      -------      --------      -------
    Net income, as adjusted, for purposes of calculating diluted EPS         $ 48,830      $29,066      $137,624      $87,200
                                                                             ========      =======      ========      =======
    Shares
      Weighted average number of common
          shares outstanding                                                  101,965       94,245        97,490       94,129
      Additional shares assuming conversion of:
          Stock options and stock warrants (c)                                    979          465           687          791
          Convertible Debentures                                                   --           --         4,840           --
                                                                             --------      -------      --------      -------
      Weighted average common shares outstanding,
           as adjusted                                                        102,944       94,710       103,017       94,920
                                                                             ========      =======      ========      =======

          Diluted EPS                                                        $   0.47      $  0.31      $   1.34      $  0.92
                                                                             ========      =======      ========      =======

(a) The nine month period ended September 30, 2003 includes the dilutive effect of the $345.0 million of 5.0% Convertible Debentures, which assumes conversion using the "if converted" method. Under that method, the Convertible Debentures are assumed to be converted to common shares (weighted for the number of days assumed to be outstanding during the period) and interest expense, net of taxes, related to the Convertible Debentures is added back to net income. On July 14, 2003, the Company completed the early redemption of the entire $345.0 million aggregate principal amount of the outstanding 5% Convertible Debentures. The Convertible Debentures, which were convertible at $39.60 per share, were outstanding during the three and nine months ended September 30, 2002, but were not included in the computation of diluted EPS during the three and nine months ended September 30, 2002 because the impact was anti-dilutive.

(b) The $345.0 millon of 4.0% convertible trust preferred securities due 2033, which are convertible at $40.82 per share (under a contingent conversion feature whereby the holders may convert their trust PIERS if the closing sales price of Omnicare common stock for a predetermined period, beginning with the quarter ending September 30, 2003, is more than 130% of the then-applicable conversion price or, during a predetermined period, if the daily average of the trading prices for the trust PIERS is less than 105% of the average of the conversion values for the trust PIERS through 2028, 98% for any period thereafter through maturity), were outstanding during the three and nine months ended September 30, 2003, but were not included in the computation of diluted EPS because the impact was anti-dilutive.

(c) During the three months and nine months ended September 30, 2003 and 2002, the anti-dilutive effect associated with selected options and warrants was excluded from the computation of diluted earnings per share, since the exercise price of these options and warrants was greater than the average market price of the Company's common stock during these periods. The aggregate anti-dilutive stock options and warrants excluded for the quarter ended September 30, 2003 and 2002 totaled 2.7 million and 5.5 million, respectively. Further, 3.0 million and 4.5 million anti-dilutive options and warrants were excluded from the year-to-date September 30, 2003 and 2002, respectively.